Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into March 20, 2012 by and between Mitchell R. Thompson, a resident of the State of Montana (“Employee”), and Voyager Oil & Gas, Inc., a Montana corporation (the “Company”).

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.          Employment.

1.1           Term. Effective as of January 1, 2012 (the “Effective Date”), the Company hereby employs Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and continuing until the closing of business on December 31, 2012 (the “Term”), unless sooner terminated pursuant hereto.

1.2           Services. The Company hereby agrees to employ Employee in the role of the Company’s Chief Financial Officer, and Employee hereby accepts such employment with the Company on the terms and conditions set forth herein. Employee shall perform all activities and services as the Company’s Chief Financial Officer on a full-time basis, which shall include duties and responsibilities as the Company’s Board of Directors may from time-to-time reasonably prescribe consistent with the duties and responsibilities of the Chief Financial Officer of the Company (the “Services”). Employee shall use his best efforts to make himself available to render such Services on a full-time basis to the best of his abilities. The Services shall be performed in a good professional and workmanlike manner by Employee, to the Company’s reasonable satisfaction, which shall include duties and responsibilities as the Company’s Chief Financial Officer. Employee shall have the authority to bind the Company to any contract, agreement or other arrangement, whether oral or written, or make any representation or deliver any instructions on behalf of the Company. Employee agrees that he shall not be employed by or provide consulting services to any other person or entity without the prior written consent of the Company.

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2.          At-Will Relationship; Severance. Employee’s employment with the Company shall be entirely “at-will,” meaning that either Employee or the Company may terminate such employment relationship by terminating this Agreement in writing delivered to the other party at any time for any reason or for no reason at all; provided, however, if (a) Employee’s employment is terminated by the Company for any reason other than death, disability or for Cause (as defined below), (b) such termination constitutes a Separation from Service (as defined below), or (c) Employee executes and does not rescind within 60 days of the date of termination a separation agreement supplied by the Company, which will include, but not be limited to, a comprehensive release of all legal claims, then the Company will (i) pay Employee in equal installments at regular payroll intervals, beginning on the first payroll date following the 60th day following Employee’s date of termination and ending on the last payroll date prior to the first anniversary of Employee’s date of termination, an amount equal to twelve (12) months of Employee’s then current base salary, subject to required and authorized deductions and withholdings; (ii) reimburse Employee monthly on an after-tax basis for the Company’s ordinary share of premiums for twelve (12) calendar months for Employee’s COBRA continuation coverage in the Company’s group medical and dental plans (as applicable), provided Employee elects such continuation coverage and timely pays Employee’s share of such premiums, if any; and (iii) pay Employee the Vehicle Allowance (as defined in Section 4.5) for the vehicle Employee is utilizing at the time of termination for twelve (12) calendar months. For purposes of this Agreement, “Separation from Service” means a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder. For purposes of this Agreement, a termination for Cause means a termination resulting from (i) an intentional act of fraud, embezzlement, theft or any other material violation of law, (ii) gross negligence or intentional damage to the Company’s reputation or assets, (iii) gross negligence or intentional disclosure of Confidential Information and Materials (as defined below) contrary to Employee’s obligations set forth in Section 5 below, (iv) the willful and continued failure to substantially perform required duties for the Company (other than as a result of incapacity due to physical or mental illness), or (v) a material breach of this Agreement that is not cured within 14 days of receiving notice from the Company of such breach.

3.          Compensation. In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the term of this Agreement:

3.1           Annual Salary. Employee shall receive from the Company an annual base salary of Eighty Thousand Dollars ($80,000) commencing on the Effective Date (the “Annual Salary”) payable to Employee in accordance with the Company’s customary payroll practices.

3.2           Bonus Compensation. In addition to Employee’s Annual Salary, Employee shall be eligible to receive such bonuses as may be determined appropriate in the sole discretion of the Company’s Compensation Committee or Board of Directors from time-to-time; provided, however, that any such bonus be paid no later than 2 ½ months following the end of the taxable year in which the applicable bonus was earned; provided further, that nothing herein shall obligate the Company to pay any bonus to Employee at any time.

3.3           Restricted Stock Grants.

(i)          Effective March 15, 2012, the Company granted a Restricted Stock Award to Employee for 100,000 shares of common stock of the Company under the Voyager Oil & Gas, Inc. 2011 Equity Incentive Plan (the “Equity Incentive Plan”) pursuant to the terms and conditions set forth in the Restricted Stock Agreement relating thereto, including ratable vesting over the Term.

(ii)         Effective March 15, 2012, the Company granted a Restricted Stock Award to Employee for 100,000 shares of common stock of the Company under the Equity Incentive Plan pursuant to the terms and conditions set forth in the Restricted Stock Agreement relating thereto, including quarterly vesting over 36 months.

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(iii)        Employee shall be eligible to receive additional Restricted Stock Awards for up to 200,000 shares of common stock of the Company under the Equity Incentive Plan subject to the satisfaction of certain performance criteria to be established by the Compensation Committee and the Board of Directors of the Company in their sole discretion.

4.          Benefits. During the term of this Agreement, Employee will be entitled to participate in the following benefit plans to the extent available through the Company in accordance with the policies and plans adopted by the Company, as may be amended from time-to-time:

4.1           Retirement Plans. Employee shall be entitled to participate in the Company’s 401(k), profit sharing and other retirement plans (the “Plan”) presently in effect or hereafter adopted by the Company, to the extent that such Plan relates generally to all employees of the Company.

4.2           Vacation. Employee shall be entitled to vacation pursuant to such general policies and procedures of the Company consistent with past practices as are from time to time adopted by the Company.

4.3           Expense Reimbursement. Employee shall be reimbursed by the Company for all ordinary and customary business expenses, including travel and other disbursements pre-approved by the Company’s Chief Executive Officer or the Company’s Board of Directors. Employee shall provide such appropriate documentation regarding such expenses and disbursements as Company may reasonably require. Reimbursement shall occur once per month and must be paid no later than 2½ months following the end of the taxable year in which such expenses are incurred.

4.4           Health Insurance. Employee, Employee’s spouse and any children of Employee (the “Employee’s Family”) shall be entitled to participate in health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans that the Company may have in effect from time-to-time, all of which insurance premiums shall be paid by the Company on behalf of Employee and Employee’s Family.

4.5           Vehicle Allowance. During the Term of this Agreement, the Company shall provide the Employee with a monthly vehicle allowance (the “Vehicle Allowance”) not to exceed $1,000 toward the purchase or lease in his name of a vehicle suitable to be used by Employee for travel while on the Company’s business. Such vehicle may also be used by Employee and his family for personal travel. The Vehicle Allowance includes the costs of obtaining, maintaining, titling, and insuring such vehicle.

4.6           Other Benefits. Employee shall also be entitled to such other benefits as the Company may from time-to-time generally provide to its personnel, at the discretion of and as permitted by the Company’s management.

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5.          Confidential Information.

5.1           Employee shall maintain the confidentiality of all trade secrets, (whether owned or licensed by the Company) and related or other interpretative materials and analyses of the Company’s projects, or knowledge of the existence of any material, information, analyses, projects, proposed joint ventures, mergers, acquisitions, divestitures and other such anticipated or contemplated business ventures of the Company, and other confidential or proprietary information of the Company (“Confidential Information and Materials”) obtained by Employee as result of this Agreement during the term of the Agreement and for two (2) years following termination of Employee’s employment with the Company.

5.2           In the event that such Confidential Information and Materials are memorialized on any computer hardware, software, CD-ROM, disk, tape, or other media, Company shall have the right, subject to the rights of third parties under contract, copyright, or other law, to view, use, and copy for safekeeping or backup purposes such Confidential Information and Materials. During the period of confidentiality, Employee shall make no use of such Confidential Information and Materials for his own financial or other benefit, and shall not retain any originals or copies, or reveal or disclose any Confidential Information and Materials to any third parties, except as otherwise expressly agreed by the Company. Employee shall have no right to use the Company’s corporate logos, trademarks, service marks, or other intellectual property without prior written permission of the Company and subject to any limitations or restrictions upon such use as the Company may require.

5.3           Upon expiration or termination of this Agreement, Employee shall turn over to a designated representative of the Company all property in Employee’s possession and custody and belonging to the Company. Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company and containing Confidential Information and Materials which came into Employee’s possession at any time during the term of this Agreement.

5.4           Employee acknowledges that the Company is a public company registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that this Agreement may be subject to the filing requirements of the Exchange Act. Employee acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) shall apply to this Agreement and Employee’s employment with the Company. Employee (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Employee’s breach or alleged breach of any obligation under the Exchange Act, any rules promulgated by the SEC and any other applicable federal or state laws, rules, regulations, or orders.

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5.5           The parties agree that the provisions of this Section 5 shall survive any termination of this Agreement.

6.          Non-Competition and Non-Solicitation.

6.1           Employee agrees that he will not, directly or indirectly:

(i)          anywhere within the United States, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than five percent (5%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that is the same or substantially identical business of the Company, or is directly competitive with, any business activity that the Company is conducting at the time of the Employee’s termination or has notified the Employee that it proposes to conduct and for which the Company has, prior to the time of such termination, expended substantial resources (the “Designated Industry”),

(ii)         solicit any operator or holder of mineral or other land rights to change, terminate, or alter its relationship with the Company or induce any such operator or holder to not renew any then existing relationship with the Company, or

(iii)        solicit any employee, consultant, or operator of the Company to change its relationship with the Company, or hire or offer employment to any person to whom the Employee actually knows the Company has offered employment.

6.2           Employee agrees to be bound by the provisions of this Section 6 in consideration for the Company’s employment of Employee, payment of the compensation and benefits provided under Section 3 and Section 4 above and the covenants and agreements set forth herein. The provisions of this Section 6 shall apply during the term of Employee’s employment with the Company and for a period of one (1) year following termination of the Employee’s employment; provided, however, that the provisions of this Section 6 shall cease to apply immediately upon any “change in control” or in the event that the Company terminates Employee’s employment for any reason other than for Cause. For the purposes of this Agreement, a “change in control” shall mean (i) the consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of the Company, unless, in any case, the persons beneficially owning the voting securities of the Company immediately before the transaction beneficially own, directly or indirectly, immediately after the transaction, at least fifty percent (50%) of the voting securities of the Company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of the Company immediately prior to the transaction. The parties agree that the provisions of this Section 6 shall survive any termination of this Agreement, Employee will continue to be bound by the provisions of this Section 6 until their expiration and Employee shall not be entitled to any compensation from the Company with respect thereto except as provided under this Agreement.

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6.3           Employee acknowledges that the provisions of this Section 6 are essential to protect the business and goodwill of the Company. If at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 6 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7.          Non-Disparagement. Both the Company and Employee agree that neither they nor any of their respective affiliates, predecessors, subsidiaries, partners, principals, officers, directors, authorized representatives, agents, employees, successors, assigns, heirs or family members shall disparage or defame any other party hereto relating in any respect to this Agreement, their relationship or the Company’s employment of Employee.

8.          Notices. Any notice required or permitted under this Agreement shall be personally delivered or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective when received (if personally delivered or sent by recognized overnight courier) or on the third day after mailing (if sent by certified mail, return receipt requested, postage prepaid) to Employee at the address indicated on Exhibit A to this Agreement and to the Company at the following address:

Voyager Oil & Gas, Inc.

Attn: Chief Executive Officer

2718 Montana Avenue, Suite 220

Billings, Montana 59101

Either party may designate a different person to whom notices should be sent at any time by notifying the other party in writing in accordance with this Agreement.

9.          Survival of Certain Provisions. Those provisions of this Agreement which by their terms extend beyond the termination or non-renewal of this Agreement (including all representations, warranties, and covenants of the parties) shall remain in full force and effect and survive such termination or non-renewal.

10.         Severability. Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision which can be given effect without the conflicting provision or clause.

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11.         Entire Agreement. This Agreement, any exhibits and any addendum hereto contain the entire agreement and understanding between the parties, and supersede all prior agreements and understandings relating to the subject matter hereof. There are no understandings, conditions, representations or warranties of any kind between the parties except as expressly set forth herein. This Agreement supersedes and terminates any and all prior employment agreements between the Company and Employee.

12.         Assignability. Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company. The Company may not assign this Agreement to any third party without the express written consent of Employee except by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, provided that the Company may assign this Agreement at any time to an affiliate of the Company. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective representatives, successors, and assigns.

13.         Headings. The headings of the paragraphs and sections of this Agreement are inserted solely for the convenience of reference. They shall in no way define, limit, extend, or aid in the construction of the scope, extent, or intent of this Agreement.

14.         Waiver. The failure of a party to enforce the provisions of this Agreement shall not be construed as a waiver of any provision or the right of such party thereafter to enforce each and every provision of this Agreement.

15.         Amendments. No amendments of this Agreement shall be binding upon the Company or Employee unless made in writing, signed by the parties hereto, and delivered to the parties at the addresses provided herein.

16.         Governing Law; Jurisdiction. This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Montana, without giving effect to the principles of comity or conflicts of laws thereof. Employee and the Company agree and consent that any legal action, suit or proceeding seeking to enforce any provision of this Agreement shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Montana, or in the United States District Court having jurisdiction in Montana and Employee and the Company agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding. Employee and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, proceeding, if given or made (i) according to applicable law, (ii) by a person over the age of eighteen (18) who personally served such notice or service of process on Employee or the Company, as the case may be, or (iii) by certified mail, return receipt requested, mailed to employee or the Company, as the case may be, at their respective addresses set forth in this Agreement.

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17.         Code Section 409A.

17.1         The payments and benefits provided under this Agreement are intended to satisfy Code Section 409A and any ambiguous provision shall be construed in a manner that is compliant with or exempt from the application of Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with this intent. For purposes of Code Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.

17.2         Notwithstanding anything to the contrary contained herein, in the event Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) as of his Separation from Service and is entitled to receive any payment or benefit hereunder upon such Separation from Service that is subject to Code Section 409A, such payment or benefit may not be made earlier than six months following the date of Employee’s Separation from Service if required by Code Section 409A, in which case, any accumulated postponed payment or benefit shall be paid or provided in a lump sum within 10 days after the end of the six-month period. If Employee dies during the six-month period, any postponed amount shall be paid to the personal representative of his estate within 30 days after the date of his death.

17.3         Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the taxable year following the taxable year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

18.         Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

VOYAGER OIL & GAS, INC.

/s/ James Russell (J.R.) Reger
By: James Russell (J.R.) Reger
Its: Chief Executive Officer and Secretary

EMPLOYEE:

/s/ Mitchell R. Thompson
Mitchell R. Thompson